Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Alex Miyamoto
Under Armour, Inc.
Tel: 410.454.6578
Financial Media:
Brian Williams
MWWGroup@Deutsch
Tel: 201.964.2407

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 27% TOP LINE GROWTH FOR THE FIRST QUARTER;

FIRST QUARTER DILUTED EPS OF $0.06; COMPANY’S PREVIOUS OUTLOOK WAS $0.03

TO $0.05 FOR THE FIRST HALF

•	First Quarter Net Revenues Increased 26.6% to $157.3 Million

•	Apparel Net Revenues Increased 24.6% to $129.2 Million

•	Women’s Apparel Net Revenues Increased 35.9%

•	Company Reiterates 2008 Net Revenues Outlook of $765 Million to $775 Million (+26% to +28% over 2007)

•	Company Revises 2008 Income from Operations Outlook to $103.5 Million to $104.5 Million (+20% to +21% over 2007)

Baltimore, MD (April 29, 2008) – Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2008.

Net revenues increased 26.6% in the first quarter to $157.3 million compared to net revenues of $124.3 million in the first quarter of 2007. Based on the seasonality of net revenues and the timing of marketing and other investments, the Company had previously indicated that earnings would be more heavily weighted to the back half of 2008 relative to 2007. First quarter net income was $2.9 million compared to $9.9 million in the same period of 2007. Diluted earnings per share for the first quarter of 2008 was $0.06 on weighted average common shares outstanding of 49.9 million compared to $0.20 per share on weighted average common shares outstanding of 49.8 million in the first quarter of the prior year. The Company’s previous outlook was diluted EPS of $0.03 to $0.05 for the first half of 2008.

Apparel net revenues rose 24.6% to $129.2 million in the first quarter of 2008 with strong growth across Men’s, Women’s, and Youth. Footwear revenues increased 40.2% to $16.6 million primarily due to a limited amount of Performance Training Footwear shipped during the quarter.

“The Under Armour Brand continues to resonate with athletes,” stated Kevin Plank, Chairman and CEO of Under Armour, Inc. “Our apparel business grew 25% with Women’s growing at an even faster rate at 36%, illustrating the strength of our Brand. By communicating an authentic message and developing innovative products to meet the needs of today’s new prototype athlete, we continue to drive consumers to our Brand. We believe our message of performance enables us to reach both male and female athletes, to expand beyond team sports to individual sports, and to get the consumer to think of us not just as a great athletic apparel brand but a great athletic brand.”

Gross margin for the first quarter of 2008 was 47.6% compared to 48.7% in the prior year primarily due to an inventory reserve taken on excess gloves. Selling, general and administrative expenses were 44.9% of net revenues in the first quarter of 2008 compared to 35.8% in the prior year. The Company had previously stated that it would be shifting a substantial portion of its full year marketing spend to the first half of the year. Marketing expense for the first quarter of 2008 was 17.8% of net revenues compared to 11.1% in the prior year’s period. The Company still expects to invest in its marketing budget at the high-end of the range of 12% to 13% of net revenues for the full year.

Balance Sheet Highlights

Inventory totaled $167.9 million at March 31, 2008, compared to $166.1 million at December 31, 2007 and $80.1 million at March 31, 2007. Inventory at quarter-end included $13.6 million of Performance Training footwear in preparation for the upcoming launch. Based on its inventory management strategy and supply chain initiatives, the Company expects the inventory growth rate to decelerate beginning in the second quarter, with inventory growing in-line with net revenues by the end of the third quarter. Cash and cash equivalents were $17.6 million at March 31, 2008 compared to $40.6 million at December 31, 2007 and $57.2 million at March 31, 2007. The Company had no borrowings outstanding under its $100 million revolving credit facility at March 31, 2008.

Outlook for 2008

The Company’s long-term growth targets are 20% to 25% for the top and bottom lines. Based on the continued strength of the Brand and the Company’s performance in the first quarter, the Company is reiterating its 2008 net revenues outlook. For 2008, the Company continues to expect annual net revenues in the range of $765 million to $775 million, an increase of 26% to 28% over 2007.

The Company had previously estimated a full year gross margin improvement of 40 to 50 basis points in 2008. However, based on the most recent estimates, full year gross margins for 2008 are expected to decrease 30 basis points year-over-year to 50.0%. As a result, the Company is revising its 2008 income from operations outlook to $103.5 million to $104.5 million, an increase of 20% to 21% over 2007. The Company had previously estimated 2008 income from operations to be in the range of $108.5 million to $110.5 million.

“At Under Armour, we have a culture of growth balanced with a culture of profitability,” stated Wayne Marino, Chief Operating Officer. “As we map out the future growth of this Brand, we will continue to make the appropriate level of investment in our team and our infrastructure while continuously striving towards greater operational execution.”

Performance Trainer Launch

Mr. Plank concluded, “On May 3rd, we enter the next chapter of our growth story with the launch of our Performance Training footwear. Whether it’s creating the category as we did with compression or reinventing the category as we are doing with Performance Training, our proven ability to bring athletes someplace new and generate excitement for both our retail partners and our consumer is at the core of what we do. We have invested much to get us to the point of launching our footwear this Saturday, and we must continue to invest if we are to realize the opportunities for growth in new categories and new regions. We continue to have confidence in the power of our Brand and our ability to execute against those opportunities.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, April 29th, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter Ended March 31, 2008 and 2007

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 3/31/08	% of Net Revenues	Quarter Ended 3/31/07	% of Net Revenues
Net revenues	$157,342	100.0%	$124,329	100.0%
Cost of goods sold	82,507	52.4%	63,748	51.3%

Gross profit	74,835	47.6%	60,581	48.7%

Operating expenses
Selling, general and administrative expenses	70,536	44.9%	44,544	35.8%

Income from operations	4,299	2.7%	16,037	12.9%
Other income, net	510	0.3%	694	0.6%

Income before income taxes	4,809	3.0%	16,731	13.5%
Provision for income taxes	1,939	1.2%	6,790	5.5%

Net income	$2,870	1.8%	$9,941	8.0%

Net income available per common share
Basic	$0.06		$0.21
Diluted	$0.06		$0.20

Weighted average common shares outstanding
Basic	48,412		47,619
Diluted	49,949		49,818

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 3/31/08	Quarter Ended 3/31/07	% Change
Men’s	$82,121	$68,465	19.9%
Women’s	33,561	24,690	35.9%
Youth	13,506	10,491	28.7%

Apparel	129,188	103,646	24.6%
Footwear	16,598	11,839	40.2%
Accessories	6,096	5,274	15.6%

Total net sales	151,882	120,759	25.8%
Licensing revenues	5,460	3,570	52.9%

Total net revenues	$157,342	$124,329	26.6%

Under Armour, Inc.

As of March 31, 2008, December 31, 2007 and March 31, 2007

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/08	As of 12/31/07	As of 3/31/07
Assets
Cash and cash equivalents	$17,591	$40,588	$57,202
Accounts receivable, net	101,991	93,515	84,553
Inventories	167,949	166,082	80,068
Prepaid expenses, income taxes receivable and other current assets	11,314	11,642	7,849
Deferred income taxes	12,462	10,418	9,197

Total current assets	311,307	322,245	238,869
Property and equipment, net	57,403	52,332	35,423
Intangible assets, net	6,083	6,470	7,500
Deferred income taxes	9,547	8,173	6,023
Other non-current assets	4,189	1,393	1,503

Total assets	$388,529	$390,613	$289,318

Liabilities and Stockholders’ Equity
Accounts payable, income taxes payable and accrued expenses	$74,376	$91,123	$53,819
Current maturities of long term debt	6,008	4,576	3,469
Deferred income taxes	1,038	—	—

Total current liabilities	81,422	95,699	57,288

Long term debt, net of current maturities	12,807	9,756	2,961
Other long term liabilities	8,495	4,673	2,446

Total liabilities	102,724	110,128	62,695
Total stockholders’ equity	285,805	280,485	226,623

Total liabilities and stockholders’ equity	$388,529	$390,613	$289,318